Exhibit 99.6

For Immediate Release

Time Warner Announces Successful Completion of Bondholder Consent Solicitation

NEW YORK, April 16, 2009 - Time Warner Inc. (NYSE: TWX) today announced that it has successfully completed its consent solicitation to amend the indentures governing $12.3 billion outstanding principal amount of debt securities of Time Warner and certain of its subsidiaries set out in the attached schedule (the “Debt Securities”).

Time Warner solicited consents from security holders of record as of April 2, 2009, to amend the covenant in each of the specified indentures that imposed certain restrictions on the conveyance or transfer by AOL LLC of its properties and assets.

Each bondholder who validly delivered, and did not revoke, its consent before the consent solicitation expired will receive a payment of $5.00 for each $1,000 principal amount of Debt Securities.

The consent solicitation expired at 5:00 p.m., New York City time, on April 15, 2009.  Banc of America Securities LLC, Citi and Deutsche Bank Securities acted as Solicitation Agents for the consent solicitation.  D.F. King & Co., Inc. acted as the Information and Tabulation Agent.

About Time Warner Inc.
Time Warner Inc., a global leader in media and entertainment with businesses in filmed entertainment, television networks, publishing and interactive services, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution platforms.

Contacts:
Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	Doug Shapiro (212) 484-8926
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920

                                        Schedule

Issuer/Indenture	Debt Security	CUSIP	Aggregate Principal Amount Outstanding
Historic TW Inc. 1992 HTW Indenture	9.125% Debentures due 2013	887315AK5	$1,000,000,000

Historic TW Inc.	8.05% Debentures due 2016	887315BA6	$150,000,000
1993 HTW Indenture	7.25% Debentures due 2017	887315BJ7	$500,000,000
	9.15% Debentures due 2023	887315AM1	$602,337,000
	7.57% Debentures due 2024	887315BH1	$450,000,000
	6.85% Debentures due 2026	887315BB4	$28,481,000
	6.95% Debentures due 2028	887315BM0	$500,000,000
	8.30% Discount Debentures due 2036	887315AZ2	$200,000,000	1

Historic TW Inc.	6.875% Debentures due 2018	887315AY5	$600,000,000
1998 HTW Indenture	6.625% Debentures due 2029	887315BN8	$1,000,000,000

Turner Broadcasting System, Inc.	8.375% Senior Notes due 2013	900262AR7	$300,000,000
1993 TBS Indenture

Time Warner Inc.	6.75% Notes due 2011	00184AAB1	$1,000,000,000
2001 TWX Indenture	6.875% Notes due 2012	00184AAF2	$2,000,000,000
	7.625% Debentures due 2031	00184AAC9	$2,000,000,000
	7.70% Debentures due 2032	00184AAG0	$2,000,000,000

1 This series of debentures was issued at a discount to its full face value.  As of April 2, 2009, the accreted principal amount outstanding of this series of debentures was approximately $106,306,000.